EXHIBIT 5.1

June 26, 2026

KIDZ AI Inc.

450 7th Avenue, Suite 905

New York, New York 10123

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by KIDZ AI Inc. (the “Company”), a Nevada corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to the resale by a stockholder of the Company (the “Selling Stockholder”), as set forth in the Registration Statement, of up to 151,112,186 shares of Class B common stock, par value $0.0001 per share (“Common Stock”), that may be issued to the Selling Stockholder pursuant to that certain ChEF Purchase Agreement, dated as of May 21, 2026 (the “Purchase Agreement”), by and between the Company and the Selling Stockholder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that the shares of Common Stock to be issued to the Selling Stockholder have been duly authorized and, when issued in accordance with the Purchase Agreement, will be, legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York, the corporate law of the State of Nevada and all related applicable provisions of the Nevada Revised States (and all applicable judicial and regulatory determinations), and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than Covered Law or as to the effect of any such non-Covered Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller